CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Distillate International Fundamental Stability & Value ETF, a series of ETF Series Solutions, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.
/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
December 9, 2020